EXHIBIT 99(2)

CONNECTICUT NATURAL GAS CORPORATION
              ;        EMPLOYEE SAVINGS PLAN            &nbs p;

FINANCIAL STATEMENTS AND SCHEDULES

AS OF DECEMBER 31, 1999 AND 1998

TOGETHER WITH

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

CONNECTICUT NATURAL GAS CORPORATION
EMPLOYEE SAVINGS PLAN

INDEX

All schedules, except those as set forth above, are omitted as not applicable or not required.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator of
Connecticut Natural Gas Corporation
Employee Savings Plan:

We have audited the accompanying statements of net assets available for benefits of Connecticut Natural Gas Corporation Employee Savings Plan (the Plan) as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 1999. These financial statements and schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express and opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for benefits for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

By S/ Arthur Andersen LLP
Arthur Andersen LLP

Hartford, Connecticut
June 1, 2000

Connecticut Natural Gas Corporation
Employee Savings Plan
Statements of Net Assets Available for Benefits
As of December 31, 1999 and 1998

	1999	1998
Assets:
Investments, at current value	$31,930,883	$26,496,223
Participant notes receivable	436,239	287,176
Cash and temporary investments	5,392	961
Accounts receivable: Employer Employees Broker	32,372,514 - - - -	26,784,360 40,296 85,216 3,650 129,162
Net Assets Available for Benefits	$32,372,514	$26,913,522

The accompanying notes are an integral part of these financial statements.

Connecticut Natural Gas Corporation
Employee Savings Plan
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 1999, 1998 and 1997

	1999	1998	1997
Additions to net assets attributed to:

Unrealized appreciation of investments	$ 2,292,758	$ 882,732	$ 1,452,005

Dividends and interest income	2,283,939	1,822,205	2,167,896

Realized gains (losses), net	1,434,933	(103,534)	(256,885)
Contributions:
Employees	1,157,151	1,078,766	985,948
Employer	486,362	496,914	506,234

Total contributions	1,643,613	1,575,680	1,492,182
Transfers, net Other, net Total additions	(33,009) (204,142) 7,416,991	- (31,169) 4,145,914	26,107 181,576 5,062,881
Deductions from net assets attributable to: Benefits paid to participants	(1,951,198)	(2,561,250)	(2,057,317)
Loan distributions	(6,801)	-	-

Total deductions	(1,957,999)	(2,561,250)	(2,057,317)

Net increase	5,458,992	1,584,664	3,005,564
Net Assets Available for Benefits: Beginning of year	26,913,522	25,328,858	22,323,294
End of year	$32,372,514	$26,913,522	$25,328,858

The accompanying notes are an integral part of these financial statements.

Connecticut Natural Gas Corporation
Employee Savings Plan
Notes to Financial Statements and Schedules
December 31, 1999 and 1998

1.   DESCRIPTION OF THE PLAN

The following description of the Connecticut Natural Gas Corporation Employee Savings Plan (the Plan) is provided for general information purposes only. More complete information regarding the Plan's provisions may be found in the Plan document.

General

The Plan is a defined contribution thrift plan open to non-union employees of CTG Resources, Inc. (the Company), and its subsidiaries and affiliates. In June 1999, the Company entered into an agreement and plan to merge (the Merger) with Energy East Corporation (Energy East).

The Plan was established by the Company under the provisions of Section 401(a) of the Internal Revenue Code (IRC), and it includes a qualified cash or deferred arrangement as described in Section 401(k) of the IRC for the benefit of eligible employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan Administrator is the Company. The Compensation Committee of the Company's Board of Directors appointed an Administrative Committee to serve as manager of the Plan. Putnam Fiduciary Trust Company, trustee of the Plan, holds the Plan's investments and executes transactions therein.

Eligibility

Effective July 1, 1999, employees are eligible to participate in the Plan in the first payroll period beginning on or after the first day of the month following the employee's date of employment if at least age 21, are on the management payroll or are subject to the Salary Administration Program and are employed full time.

Prior to July 1, 1999, employees were eligible to participate in the Plan if they were at least age 21, employed by the Company for one year or more, completed 1,000 hours or more of services in a 12-month period beginning with date of hire and were on the management payroll or subject to the Salary Administration Program.

The number of employees participating in the Plan as of December 31, 1999 and 1998 were 252 and 244, respectively.

Contributions

Eligible employees may elect to participate in the Plan and authorize payroll deductions of not less than 1% and not greater then 16% of basic earnings as savings contributions to their accounts during each year, subject to the limits under Section 415 of the IRC.

The Company will match a percentage of an employee's compensation depending on age or years of continuous service. Effective May 1, 1998, for participants who have (or will have) attained 20 years of continuous service or age 45 as of June 30 of the applicable calendar year, the amount of the Company matching contribution will be 75% of compensation during the payroll period up to 6% of compensation (for a maximum match of 4.5% of compensation). For all other participants, the amount of the Company matching contribution will be 50% of compensation during the payroll period up to 6% of compensation (for a maximum match of 3% of compensation). If an employee's elected savings allotment is less than 6% of compensation, the Company will match no more than 75% or 50% of the percentage contributed by the employee, depending upon the respective years of service or age categories noted above.

Prior to May 1, 1998, the amount of the Company contribution was determined according to the schedule below. If an employee's:

Years of continuous Service are:	or Age is	The Company will contribute:
30	50	6% of compensation
20	45	4.5% of compensation
10	35	3% of compensation
Less than 10	Under 35	2% of compensation

Investment Options

Plan participants direct their contributions among various investment options in 5% increments, and they may elect to change their investment options at any time.

All Company matching contributions are invested in the Common Stock Fund. Beginning on March 1, 1996 and continuing on a quarterly basis through October 1, 1999, the Plan Administrator directed that portions of the non-participant directed Common Stock Fund be transferred to the participant directed Common Stock Fund based upon a predetermined schedule. These transfers are scheduled to take place on January 1, April 1, July 1, and October 1 of each year, with the exception of 1996 for which the March 1 transfer was in lieu of the April 1 transfer. Following the transfers, Plan participants will have the discretion of investing the transferred shares of common stock in the same manner as the other amounts under their direction in the various participant directed funds. Also, effective March 1, 1996, all Company matching contributions are being invested in the participant directed Common Stock Fund.

In addition to transfers between the various funds noted above as a result of investment elections made by Plan participants, transfers are also made to or from the Union Employee Savings Plan for those employees who transfer to (from) the Company's collective bargaining units.

Effective with the Merger, for each share of CTG Common Stock, each participant will be able to elect to receive either Energy East common stock, $41 in cash or a mix of cash and Energy East Common Stock, subject to the provisions of the Merger agreement.

Vesting

Participants are fully vested in their contributions and the earnings thereon. Participants are vested in the Company matching contributions and the earnings thereon as follows:
Years of Continuous Service are	Percentage Vested
Less than 1	0%
1 but less than 2	20
2 but less than 3	40
3 but less than 4	60
4 but less than 5	80
5 or more	100

Participants also become fully vested in their Company matching contribution account if any one of the following occurs: death; disability; attainment of age 65 (normal retirement date); total or partial termination of the Plan; or discontinuance of Company contributions to the Plan.

Upon termination of employment before full vesting, the non-vested Company match portion of a participant's common stock account shall be forfeited after five years if the participant is not rehired and applied as a credit against the employer's future contributions.

Effective with the consummation of the Merger, all participants will be fully vested in the Company's matching contributions and earnings thereon without regard to the number of years of continuous service.

Benefits

Upon termination of employment due to retirement, disability, or death, a participant (or his/her beneficiary) may elect to receive a lump sum distribution equal to the value of the participant's vested interest in his/her account as soon as practicable following the termination date or defer the distribution to some future date.

Participants may request the withdrawal of certain account balances prior to termination of employment. Application for withdrawal of after-tax contributions and employee IRA contributions may be made once a year. There are no Plan penalties for such withdrawals.

Participant Notes Receivable

Effective May 1, 1998, the Board of Directors adopted an amendment to the Plan which established a participant loan provision. Under this provision, a Plan participant is allowed to borrow a minimum of $1,000 up to a maximum of one-half of the participant's vested account balance or $50,000, less the highest outstanding loan balance in the prior 12 months, whichever is less. Each loan carries an interest rate of prime plus 1%, established on the first day of the calendar quarter in which the loan is made. Security for each loan is provided by one-half of the Plan participant's vested account balance. Two types of loans are available to Plan participants - "general purpose" and "principal residence" loans. Full repayment of each of these types of loans is required within five and fifteen years following loan origination, respectively, and loan refinancings are not permitted. All loans require level amortization with principal and interest payments made at least quarterly, and for those Plan participants who are active employees, payments are made ratably through payroll deductions. No Plan participant may have more than one "general purpose" and one "principal residence" loan outstanding at any time.

Participant Accounts

Individual accounts are maintained for each of the Plan's participants to reflect the participant's share of the Plan's income, the participant's and the Company's contributions, and the participant's loan(s) (if applicable). Allocations of Plan income are based on the share balances in the participants' accounts.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Income Recognition

Dividend income is recorded on the ex-dividend rate. Interest income is recorded as earned.

Investment Valuation

The Plan's investments are reflected at current value. The shares of the Common Stock Fund and the Putnam mutual funds owned by the Plan, with the exception of the Putnam Stable Value Fund, are valued at market as determined by the quoted market price as of the last business day of the year. The latter fund is valued at contract value (cost plus accumulated earnings) which approximates current value. Purchases and sales of securities are reflected on a trade date basis. Realized and unrealized appreciation presented in the accompanying statements of changes in net assets available for benefits are computed based on the change in the current value of the Plan assets from year to year.

Administrative Expenses

Administrative expenses of the Plan may be paid by either the Company or the Plan. During 1999, 1998 and 1997, the Company paid all administrative expenses relating to the Plan.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States and the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

Change in Accounting Principle

The Accounting Standards Executive Committee issued Statement of Position (SOP) 99-3, Accounting for and Reporting of Certain Defined Contribution Investments and Other Disclosure Matters which eliminates the requirement for a defined contribution plan to disclose participant directed investment programs. The SOP was adopted for the 1999 financial statements and as such, the 1998 and 1997 financial statements have been reclassified to eliminate the participant directed fund investment program disclosures.

Plan Termination

Although the Company has not expressed any intent to terminate the Plan, it has the right to discontinue contributions at any time and terminate the Plan subject to the provisions of the plan document.  In the event of termination of the Plan, the net assets of the Plan are set aside, first for payment of all Plan expenses and, second, for distribution to the participants, based upon the balances in their individual accounts.

3.   FEDERAL INCOME TAX STATUS

In 1994, the Plan was amended and restated to meet the requirements of the Tax Reform Act of 1986, and the Plan received a favorable determination letter from the Internal Revenue Service dated September 19, 1994. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and management believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt through the year nded December 31, 1999.

4.   INVESTMENTS

The fair market values of individual assets that represent 5% or more of the Plan's net assets as of December 31, 1999 and 1998 are as follows:

1999: CTG Resources, Inc. common stock	$9,783,032
The Putnam Fund for Growth and Income	7,067,593
The George Putnam Fund of Boston	2,950,560
Putnam Vista Fund Putnam Stable Value Fund	5,856,289 2,084,324
Putnam International Growth Fund	2,564,120
1998: CTG Resources, Inc. common stock	$7,561,768
The Putnam Fund for Growth and Income	8,353,668
The George Putnam Fund of Boston	3,666,782
Putnam Vista Fund Putnam Stable Value Fund	3,798,478 1,678,941

5.   CONCENTRATION OF CREDIT RISK

The Plan's assets are invested in mutual funds managed by Putnam Investments, Inc. as described in Note 1, and the common stock of CTG. In the event of any uncertainties in the financial marketplace, the Plan may be exposed to financial risks.

Schedule I
EIN 06-0383860
Plan No. 007

Connecticut Natural Gas Corporation
Employee Savings Plan
Schedule H, 4(i) - Schedule of Assets Held for Investment Purposes
As of December 31, 1999
Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Current Value
* Putnam Stable Value Fund	Fund comprised of investment contracts	$ 2,084,324
* The George Putnam Fund of Boston	Mutual fund comprised of common stocks and bonds	2,950,560
* The Putnam Fund for Growth and Income	Mutual fund comprised of common stocks	7,067,593
* Putnam Vista Fund	Mutual fund comprised of common stocks	5,856,289
* Putnam International Growth Fund	Mutual fund comprised of common stocks	2,564,120
* Putnam Income Fund	Mutual fund comprised of bonds and U.S. Treasury securities	178,460
* Putnam Investors Fund	Mutual fund	400,148
* S&P 500 Index Fund	Mutual fund	1,051,749
* CTG Resources, Inc.	Common stock	9,777,640
Boston Safe Company	Daily Liquidity Fund	5,392
	Total Common Stock Fund	9,783,032
Participant Notes Receivable	Varying Interest Rates from 8.75%-9.50%	436,239
Total investments		$32,372,514

* Denotes a party-in-interest.

The accompanying notes are an integral part of this schedule.

Schedule II
EIN 06-0383860
Plan No. 007

Connecticut Natural Gas Corporation
Employee Savings Plan
Schedule H 4(j) - Schedule of Reportable Transactions
For the Year Ended December 31, 1999
Identity of party involved/Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain
CTG Resources, Inc. common stock	$486,362	$ -	$486,362	$486.362	$ -

The accompanying notes are an integral part of this schedule.